Exhibit 99.1

MetroCorp Bancshares, Inc. Announces the Lifting of the Formal Agreement Between OCC and Bank Subsidiary - MetroBank, N.A.

HOUSTON — June 12, 2013 — MetroCorp Bancshares, Inc. (NASDAQGM:MCBI) announced today that the Office of the Comptroller of the Currency has lifted its Formal Agreement with MetroBank, N.A. effective June 12, 2013.

“The lifting of the Formal Agreement reflects unwavering focus and commitment by MetroBank’s management and the board of directors to improve credit quality, loan administration practices, risk management, and earnings. We are pleased with this important milestone, and with our strong platform, we look forward to future growth and opportunities. ” said George M. Lee, Co-Chairman and Chief Executive Officer of Metrocorp Bancshares, Inc.

MetroCorp Bancshares, Inc. (NASDAQGM:MCBI) provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2013, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

CONTACT: MetroCorp Bancshares, Inc., Houston
George M. Lee, Co-Chairman, President and CEO

713-776-3876